Exhibit 99.1

CONTACTS
Ray Davis	Ron Farnsworth
President & CEO	EVP/Chief Financial Officer
Umpqua Holdings Corporation	Umpqua Holdings Corporation
503-727-4101	503-727-4108
raydavis@umpquabank.com	ronfarnsworth@umpquabank.com

UMPQUA HOLDINGS CORPORATION AND

STERLING FINANCIAL CORPORATION COMPLETE MERGER

Form U.S. West Coast’s Largest Community Bank

PORTLAND, Ore. — April 18, 2014 — Umpqua Holdings Corporation (NASDAQ: UMPQ) and Sterling Financial Corporation announced the completion of their merger today, creating the West Coast’s largest community bank.

The combined company will operate as Umpqua Holdings Corporation and conduct banking operations under the Umpqua Bank name and brand. Umpqua now has approximately $22 billion in assets, $15 billion in loans and $16 billion in deposits, with 5,000 associates and 394 stores across five states — Oregon, Washington, Idaho, California and Nevada.

Ray Davis will continue to lead Umpqua Holdings Corporation as president and CEO. Cort O’Haver will serve as Umpqua Bank’s president of commercial banking, with former Sterling president and CEO Greg Seibly serving as president of consumer banking. Umpqua will continue to deliver the high-touch level of service that customers expect, with an expanded branch and ATM network and a broad range of products and expertise in retail, small business, private and commercial banking; asset and wealth management; and securities brokerage.

“Today, we took a significant step forward in achieving Umpqua’s goal of building a community bank at any size, one that offers the products and expertise of a large bank, the engagement of a community bank, and the innovative customer experience of a leading retailer,” said Ray Davis, president and CEO of Umpqua Bank. “Together, Sterling and Umpqua look forward to serving our customers, communities and shareholders with expanded resources and geographic reach.”

Transaction Details

Under the terms of the agreement, Sterling shareholders will receive 1.671 shares of Umpqua common stock and $2.18 cash for each share of Sterling common stock. The total value of the Sterling merger consideration, based on the closing price of Umpqua shares on April 17, 2014 of $18.58, is $33.23 per share.

The transaction is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes and Sterling shareholders are not expected to recognize any taxable gain or loss in connection with the share exchange to the extent of the stock consideration received. Giving effect to the transaction, existing shareholders of Umpqua are expected to own approximately 51% of the outstanding shares of the combined company at closing, and Sterling shareholders are expected to own approximately 49%.

J.P. Morgan Securities LLC served as financial advisor and Wachtell, Lipton, Rosen & Katz served as legal counsel to Umpqua.

Customer Information

Customers will benefit from an expanded branch and ATM network as well as products and expertise in retail, small business, private and corporate banking; asset and wealth management; and securities brokerage.

Beginning immediately, customers of both Umpqua and Sterling can use any of the company’s ATMs to make cash withdrawals without incurring fees. Sterling customers can also continue to bank as usual by phone, ATM and online. In addition, customers of both banks will be able to conduct most basic transactions at any Umpqua or Sterling location.

Signs will begin changing to the Umpqua brand on April 19, a process that is expected to be completed in early June.

Umpqua in the Community

As part of the merger agreement, Umpqua has established the Umpqua Bank Charitable Foundation to advance the company’s commitment to the communities it serves. The Foundation, which will be funded with a $10 million investment, will expand the company’s philanthropic efforts. All Umpqua associates will continue to receive paid time off to volunteer and contribute to their communities through Umpqua’s Connect Volunteer Network®, which provides every associate with up to 40 hours each year to volunteer.

About Umpqua Holdings Corporation

Umpqua Holdings Corporation (NASDAQ: UMPQ) is the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank has locations across Idaho, Washington, Oregon, California and Northern Nevada. Umpqua Holdings also owns a retail brokerage subsidiary, Umpqua Investments, Inc., which has locations in Umpqua Bank stores and in dedicated offices in Oregon. Umpqua Private Bank serves high net worth individuals and non-profits, providing trust and investment services. Umpqua Holdings Corporation is headquartered in Portland, Oregon. For more information, visit www.umpquaholdingscorp.com.

Cautionary Statement Regarding Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Forward-looking statements may be identified by the use of words such as “anticipate”, “may”, “can”, “believe”, “expect”, “project”, “intend”, “likely”, “plan”, “seek”, “should”, “would”, “estimate” and similar expressions and any other statements that predict or indicate future events or trends or that are not statements of historical facts.  These forward-looking statements are subject to numerous risks and uncertainties.  Actual results may differ materially from the results discussed in these forward-looking statements because such statements are inherently subject to significant assumptions, risks and uncertainties, many of which are difficult to predict and are generally beyond Umpqua’s control.  These risks and uncertainties include, but are not limited to, the following: Umpqua’s ability to achieve the synergies and earnings accretion contemplated by the merger; Umpqua’s ability to promptly and effectively integrate the businesses of Sterling and Umpqua; changes in laws or regulations or interpretations thereof, including tax laws and regulations; and changes in general economic conditions.  Umpqua undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.  For additional information concerning factors that could cause actual conditions, events or results to materially differ from those described in the forward-looking statements, please refer to the factors set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Umpqua’s most recent Form 10-K and 10-Q reports and to Umpqua’s most recent Form 8-K reports, which are available online at www.sec.gov or at Umpqua’s web address, above.  No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Umpqua.

# # # #